Exhibit 99.2

BULLDOG DEMANDS REMOVAL FROM
BERLIN-BREMEN STOCK EXCHANGE

RICHMOND, British Columbia — (BUSINESS WIRE) — July 30, 2004 — Bulldog Technologies Inc. (OTCBB: BLLD) has sent a letter via its legal counsel to a market maker that it suspects has listed its common stock on the Berlin-Bremen Exchange in Germany, demanding that the Company be removed from listing on the Berlin-Bremen Exchange and that trading of its common stock cease immediately. The Company has never requested its common stock to be listed on the Berlin-Bremen Exchange nor was it ever notified or its approval sought for the listing.

Bulldog is quite disturbed at the media reports that brokers have been using such listing as a mechanism for manipulating the price of U.S. stocks.

“In the interest of our investors, we are determined to ensure that Bulldog’s common stock be traded only on the OTC Bulletin Board and be subjected to the securities law of the United States of America. As soon as it became aware of the unauthorized listing on the Berlin-Bremen Exchange, we immediately instructed our legal counsel to issue a demand to have our common stock de-listed from the Exchange” said John Cockburn, Bulldog’s President and CEO.

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Bulldog Technologies Inc. is a provider of wireless security systems for the supply chain industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. The Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and facilities.

For further information, visit Bulldog on the Web at www.bulldog-tech.com

Contact:

Aurelius Consulting Group, Maitland, Florida

      Investor Contact:
      Jeff Wadley, (407) 644-4256
      Jeff@aurcg.com
      http://www.runonideas.com